Exhibit 5.2

May 7, 2026	Reference: 21911/40

Board of Directors Equinix Canada Financing Ltd. 130 Adelaide Street West, 7th Floor Toronto, Ontario M5H 2K4 Canada

RE:	Equinix Canada Financing Ltd.

Re:	Offering of C$650,000,000 of 3.950% Senior Notes due 2030 and C$600,000,000 of 4.750% Senior Notes due 2035

We have acted as Canadian counsel to Equinix Canada Financing Ltd., an Ontario corporation (the “Corporation”), in connection with the Corporation’s issuance and sale today of C$650,000,000 aggregate principal amount of 3.950% Senior Notes due 2030 (the “2030 Notes”) and C$600,000,000 aggregate principal amount of 4.750% Senior Notes due 2035 (the “2035 Notes”, and together with the 2030 Notes, the “Notes”) to the Underwriters (the “Offering”) pursuant to an underwriting agreement dated April 30, 2026 (the “Underwriting Agreement”) among the Corporation, Equinix, Inc. (the “Guarantor”), and the several underwriters named therein. The Notes will be issued under that certain indenture dated November 24, 2025, among the Corporation, the Guarantor, and U.S. Bank Trust Company, National Association, as trustee (the “Base Indenture”), as supplemented by a second supplemental indenture with respect to the 2030 Notes dated the date hereof (the “Second Supplemental Indenture”), and a third supplemental indenture with respect to the 2035 Notes dated the date hereof (the “Third Supplemental Indenture” and, together with Second Supplemental Indenture, the “Supplemental Indentures” and each, a “Supplemental Indenture” and together with the Base Indenture and including the Guarantees set forth therein, the “Indenture”). The Corporation and the Guarantor have filed with the United States Securities and Exchange Commission (the “SEC”) on February 13, 2026 of a Post-Effective Amendment no. 3 (the “Post-Effective Amendment”) to the Registration Statement on Form S-3 (File No. 333-275203) of the Guarantor filed with the SEC on October 27, 2023 (as amended by Post-Effective Amendment no. 1, filed with the SEC on March 18, 2024, Post-Effective Amendment no. 2 filed with the SEC on November 10, 2025 and the Post-Effective Amendment, the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), for the purpose of registering certain securities, including the Notes, under the U.S. Securities Act.

A.	Documentation

In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion letter, including:

(a)	the Registration Statement;

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(b)	the certificates evidencing the Notes;

(c)	the Indenture; and

(d)	the Underwriting Agreement.

The Notes, the Underwriting Agreement and the Indenture are each referred to herein as a “Transaction Document” and, collectively, as the “Transaction Documents”.

B.	Applicable Law

We are qualified to carry on the practice of law in the Ontario. Our opinion below is expressed only with respect to the laws of the Province of Ontario and the federal laws of Canada applicable therein, in each case, in effect on the date hereof. We express no opinion with respect to the laws of any other jurisdiction.

C.	Scope of Examination

For the purposes of this opinion letter, we have examined such legislation and have considered such questions of law as we have considered relevant and necessary as the basis for the opinion set forth herein. We have also conducted such other investigations and examinations as we have deemed necessary to give the opinion hereinafter expressed, and we have examined such public and corporate records, certificates and other documents as we have considered relevant and necessary as a basis for the opinion hereinafter set forth including

(a)	a certificate of status for the Corporation dated May 6, 2026 issued by Ontario’s Ministry of Public and Business Service Delivery (the “Certificate of Status”); and

(b)	a certificate of an officer of the Corporation dated as of the date hereof as to certain factual matters (the “Corporate Certificate”), which we have not independently verified.

In such examination we have assumed the accuracy of the factual matters set out therein, without independent investigation.

D.	Assumptions

In examining all documents we have assumed without independent verification that:

(a)	all individuals have the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, conformed, telecopied, facsimile, notarial or other copies conform to the originals; and

(d)	all facts set forth in the public records, certificates and other documents supplied by public officials or otherwise conveyed to us by public officials, and in the Corporate Certificate, are complete, true and accurate as of the date hereof.

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For the purposes of the opinion expressed herein we have also assumed that:

(a)	each Transaction Document has been duly authorized, executed and delivered by each party thereto, other than the Corporation (to the extent execution and delivery by the Corporation of such Transaction Documents are matters governed by the law of the Province of Ontario or the federal laws of Canada applicable therein) ;

(b)	each Transaction Document is enforceable against each party thereto;

(c)	the Underwriters have complied with all applicable laws and regulations in connection with the purchase and offering for sale of the Notes;

(d)	(i) the respective representations and warranties of the Underwriters, the Corporation and the Guarantor set out in the Underwriting Agreement are true and correct in all respects (which representations and warranties we have relied upon without independent investigation), (ii) the Underwriters, the Corporation and the Guarantor have complied with their respective covenants and obligations under the Underwriting Agreement, and (iii) the distribution of the Notes was effected in accordance with the terms of the Underwriting Agreement;

(g)	with respect to the issuance of Notes by the Corporation, and any subsequent trade of such Notes contemplated in this opinion letter, that at the time of any such issuance or trade, no order, ruling or decision of any court, regulatory or administrative body will have been issued having the effect of “cease trading” or otherwise restricting such issuance or trade in, securities of the Corporation or affecting any person who engages in such distribution or trade;

(h)	the Certificate of Status continues to be accurate as of the date of this opinion letter as if issued on that date; and

(i)	(i) all formal legal requirements, if any, existing under the laws of the jurisdiction where the Transaction Documents have actually been signed, executed and delivered (other than to the extent the Transaction Documents have actually been signed, executed and delivered in the Province of Ontario) have been complied with, and (ii) to the extent that the execution and delivery of the Transaction Documents, including any formal requirements relating to execution and delivery thereof, are governed by the laws of any jurisdiction other than the Province of Ontario (for example, where the governing law is expressed to be New York law and New York law imposes formal legal requirements governing the execution and delivery), that such laws have been complied with.

D.	Opinion

Based upon and subject to the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that the creation, issuance and sale of the Notes has been duly authorized by all necessary corporate action of the Corporation.

F.	Limitations

This opinion letter has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Corporation, the Registration Statement, or the Transaction Documents.

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G.	Consent

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Guarantor on the date hereof and its incorporation by reference into the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ Blake, Cassels & Graydon LLP

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